Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated October 05, 2011
Final Terms for Issuance

Issuer:                                Toyota Motor Credit Corporation

Security:                            Floating Rate Medium Term Notes, Series B

Issuer Senior Long-Term
Debt Ratings:                    Aa3 (stable outlook) / AA- (negative outlook)

Cusip:                                   89233P5H5

Pricing Date:                      October 5, 2011

Settlement Date:                October 11, 2011

Maturity Date:                    October 12, 2011

Principal Amount:              $225,000,000
                      (may be increased prior to the Settlement Date)

Re-offer Price:                    100.00%

Gross Underwriting
Spread:                                  0.03%

All-in Price to Issuer:        99.97%

Net Proceeds to Issuer:      $224,932,500

Floating Rate Index:           3 Month LIBOR

Floating Rate Spread:        +20 basis points

Index Source:                       LIBOR Reuters

Interest Payment
Frequency:                           Quarterly

Initial Interest Payment
Date:                                      January 12, 2012

Initial Interest Rate:           3 Month LIBOR determined on October 7, 2011
             plus 20 basis points,
           accruing from October 11, 2011

Interest Payment Dates:     On the 12th of each January, April, July and October and on the Maturity Date

Interest Reset Dates:          The same dates as each Interest Payment Date.  For the
                avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination
Date:                                      Second London Banking Day preceding
                          each Interest Reset Date

Day Count Convention:       Actual/360

Business Day
Convention:                          Modified Following, adjusted

Business Days:                    New York and London

Governing Law:                    New York

Calculation Agent:              Deutsche Bank Trust Company Americas

Minimum Denominations:  $1,000 and $1,000 increments thereafter

Agent:                                   RBC Capital Markets, LLC

DTC Number:       #235

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus)
with the U.S. Securities and Exchange Commission (SEC) for the
offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the web at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-866-375-6829.

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